Exhibit 99.2

ODYSSEY PIPELINE LLC
Financial Statements
Year Ended December 31, 2016

Exhibit 99.2

Report of Independent Auditors

To the Management Committee of
Odyssey Pipeline LLC

We have audited the accompanying financial statements of Odyssey Pipeline LLC, which comprise the balance sheet as of December 31, 2016, and the related statement of income, of member’s capital and cash flows for the year then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Odyssey Pipeline LLC at December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, TX
February 22, 2017

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
BALANCE SHEET

December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$241,853
Receivables from related parties	3,216,906
Other current assets	113,268
Total current assets	3,572,027
Property, plant and equipment	83,611,354
Accumulated depreciation	(77,017,844)
Property, plant and equipment, net	6,593,510
Advance for operations due from related party	350,000
Total assets	$10,515,537

LIABILITIES and MEMBERS' CAPITAL
Current liabilities
Accounts payable and accrued liabilities	$99,093
Payable to related parties	130,464
Total current liabilities	229,557
Asset retirement obligation	4,970,163
Total liabilities	5,199,720

Commitments and contingencies (Note 7)

Members' capital	5,315,817

Total liabilities and members' capital	$10,515,537

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
STATEMENT OF INCOME

Twelve Months Ended December 31, 2016

Transportation & allowance oil revenue from related parties	$37,050,048

Costs and expenses
Operations	1,197,786
Maintenance	423,263
General and administrative	1,409,021
Depreciation and amortization	139,787
Property and other taxes	31,556
Total costs and expenses	3,201,413
Operating income	33,848,635

Other income
Interest Income	1,307

Net Income	$33,849,942

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
STATEMENT OF MEMBERS' CAPITAL (DEFICIT)

	Shell Oil Products US	Shell Midstream Partners' LP	GEL Offshore Pipelines LLC	Total
Members' capital at December 31, 2015	$5,593,468	$—	$(27,593)	$5,565,875
Net income prior to September 30, 2016	17,974,170	—	7,341,563	25,315,733
Cash distributions prior to September 30, 2016	(18,105,000)	—	(7,395,000)	(25,500,000)
Equity transfer on October 3, 2016	(3,769,990)	3,769,990	—	—
Net income after September 30, 2016	1,877,526	4,181,762	2,474,921	8,534,209
Cash distributions after September 30, 2016	(1,892,000)	(4,214,000)	(2,494,000)	(8,600,000)
Members' capital at December 31, 2016	$1,678,174	$3,737,752	$(100,109)	$5,315,817

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
STATEMENT OF CASH FLOWS

December 31, 2016
Cash flows from operating activities
Net income	$33,849,942
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	139,787
Accretion of asset retirement obligation	83,677
Changes in operating assets and liabilities
Accounts receivable	(58,185)
Other current assets	(83,968)
Accounts payable	(283,141)
Net cash provided by operating activities	33,648,112
Cash flows from investing activities
Capital expenditures	(66,843)
Net cash used in investing activities	(66,843)
Cash flows from financing activities
Distributions to Members	(34,100,000)
Net cash used in financing activities	(34,100,000)
Net decrease in cash and cash equivalents	(518,731)
Cash and cash equivalents at beginning of the period	760,584
Cash and cash equivalents at end of the period	$241,853

Supplemental Cash Flow Information
Non-cash investing and financing transactions
Change in accrued capital expenditures	$(36,929)
Increase in asset retirement obligation asset	$(994,078)

The accompanying notes are an integral part of these financial statements.

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATMENTS

1.	Organization and Business

Odyssey Pipeline LLC (the Company) is a Delaware Limited Liability Company formed in 1997 to design, construct, own, and operate an approximately 106-mile pipeline system for the transportation of crude oil in offshore eastern Gulf of Mexico to markets in Louisiana in accordance with various purchase and sale contracts with producers served by the pipeline. Odyssey provides transportation for major oil producers and from more than 20 different production fields in the eastern Gulf of Mexico. Major production platforms connected to Odyssey include: Delta House operated by LLOG Exploration Company, L.L.C., Ram Powell operated by Shell, Petronius operated by Chevron Corporation, and Horn Mountain operated by Freeport-McMoRan Inc. Crude oil transported via Odyssey is delivered to the Delta pipeline system for further delivery to onshore demand centers at Empire Terminal, Houma Terminal, and Norco and Alliance refineries.
Shell Pipeline Company LP (Operator) is the operator of the Company. Under the terms of an operating agreement (Agreement) dated August 1, 1997 and amended on March 3, 2009, the Operator, a wholly owned subsidiary of Equilon Enterprises LLC (doing business as Shell Oil Products US (SOPUS)), assumed responsibility of the operations of the Company.
On October 3, 2016, Shell Midstream Partners, L.P. and its subsidiary (SHLX) acquired a 49.0% interest in the Company from SOPUS.
In accordance with the above Agreements, the relative sharing ratios between the members for all revenues, costs, and expenses as of December 31, 2016 are 22% to SOPUS, 29% to GEL Offshore Pipeline LLC (GEL) and 49% to SHLX. In accordance with limited liability company agreement, no member shall be liable to any person as the result of any act or omission of another member or for Company loss, liabilities or obligations.

2.	Significant Accounting Policies

The following significant accounting policies are practiced by the Company and are presented as an aid to understanding the financial statements.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management believes that the estimates are reasonable.
Cash and Cash Equivalents
Cash and cash equivalents is comprised of cash on deposit at banks.
Accounts Receivable
The Company’s accounts receivable are from a related party. The majority of the Company’s accounts receivable relate to the Company’s crude oil supply and logistics activities that can generally be described as high volume and low margin activities.
The Company reviews all outstanding accounts receivable balances on a monthly basis and records a reserve for amounts that the Company expects will not be fully recovered. The Company does not apply actual balances against the reserve until the Company has exhausted substantially all collection efforts. At December 31, 2016, substantially all of the Company’s accounts receivable was less than 30 days past their scheduled invoice date. No allowance for doubtful accounts was recorded at December 31, 2016.
Property, Plant, and Equipment
Property, plant, and equipment are stated at cost, net of accumulated depreciation and amortization. Expenditures for major renewals and betterments are capitalized, while those for minor replacements, maintenance and repairs, which do not improve or extend the useful life of the asset, are expensed currently. For constructed assets, all construction-related direct labor and material costs, as well as indirect construction costs are capitalized. Gains and losses on the sale of assets are recognized in the Balance Sheet against the accumulated depreciation unless the retirement was an abnormal or extraordinary item.

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATMENTS (CONTINUED)

In 2008, an important change was taken to reduce the asset to its net realizable fair market value based on declining production in connected fields. A reassessment of the useful life occurred in 2015, where the useful life of all the assets was extended to the year of 2040, as such the useful life was adjusted to approximately 26 years. All the assets were depreciated using the straight-line method based on the new useful life. The Company also revised the cash flows of related ARO due to change in timing of the liability.
Linefill assets are capitalized and recorded at historical cost. The Company classifies linefill as the barrels used to fill a pipeline such that when an incremental barrel is pumped into the pipeline it forces product out at another location. Linefill carrying amounts are reviewed for impairment in accordance with FASB guidance with respect to accounting for the impairment or disposal of long-lived assets. If impairment is identified, linefill is adjusted on a pro rata basis. Carrying amounts that are not expected to be recoverable through future cash flows are written down to estimated fair value.
Impairments of Long-Lived Assets
Long lived assets of identifiable business activities were evaluated for impairment when events or changes in circumstances indicate, in the Company’s management’s judgment, that the carrying value of such assets may not be recoverable. These events include market declines that are believed to be other than temporary, changes in the manner in which the Company intends to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, the Company evaluates the recoverability of the Company’s carrying values based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. When an indicator of impairment has occurred, the Company compares the Company’s management’s estimate of forecasted undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the assets are recoverable (i.e., the undiscounted future cash flows exceed the net carrying value of the assets). If the assets are not recoverable, the Company determines the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. The Company determined that there were no asset impairments in the year ended December 31, 2016.
Asset Retirement Obligations
Asset retirement obligations represent legal and constructive obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. The Company records liabilities for obligations related to the retirement and removal of long-lived assets used in the Company’s businesses at fair value on a discounted basis when they are incurred and can be reasonably estimated. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when settled at the time the asset is taken out of service.
Transportation Revenue
In general, the Company recognizes revenue from customers when all of the following criteria are met: 1) persuasive evidence of an exchange arrangement exists; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured. The Company records revenue for crude oil transportation services over the period in which they are earned (i.e., either physical delivery of product has taken place or the services designated in the contract have been performed). Revenue from transportation services is recognized upon delivery.
A contract exists between the Company and a related party to buy crude oil at the origin point and sell it back to the related party at the destination point. The Company is committed to the transportation obligations once receiving petroleum from the related party. The related party is obligated to pay once petroleum is delivered to the agreed destination before the 20th of the month following the month of delivery.
Allowance Oil
A loss allowance factor up to 0.1% per transported barrel is incorporated into applicable crude oil contracts to offset evaporation and other losses in transit. Allowance oil represents the net difference between the contract product loss allowance volumes and the actual volumetric losses. The Company takes title to any excess loss allowance when product losses are within an allowed level, and the Company converts that product to cash periodically at prevailing market prices with transactions with a related party.
Allowance oil is valued at cost using the average market price for the relevant type of crude oil during the month product was transported. At the end of each reporting period, the Company assesses the carrying value of the Company’s allowance oil and

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATMENTS (CONTINUED)

makes any adjustments necessary to reduce the carrying value to the applicable net realizable value. The Company recorded no reductions to allowance oil at December 31, 2016.
Income Taxes
The Company has not historically incurred income tax expense as limited liability companies, in accordance with the provisions of the Internal Revenue Code, are not subject to U.S. federal income taxes. Rather, each member includes its allocated share of the Company’s income or loss in its own federal and state income tax returns. The Company is responsible for various state property and ad valorem taxes, which are recorded in the accompanying Statement of Income as “Property and other taxes.”
Fair Value of Financial Instruments
Assets and liabilities requiring fair value presentation or disclosure are measured using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:
Level 1    Quoted prices in an active market for identical assets or liabilities.
Level 2    Inputs other than quoted prices that are directly or indirectly observable.
Level 3    Unobservable inputs that are significant to the fair value of assets or liabilities.
The fair value of an asset or liability is classified based on the lowest level of input significant to its measurement. A fair value initially reported as Level 3 will be subsequently reported as Level 2 if the unobservable inputs become inconsequential to its measurement, or corroborating market data becomes available. Asset and liability fair values initially reported as Level 2 will be subsequently reported as Level 3 if corroborating market data becomes unavailable.
The carrying amounts of the Company’s accounts receivable, advances for operations, accounts payable, accrued liabilities and payables to related parties approximate their carrying values due to their short term nature.
Nonrecurring Fair Value Measurements - Fair value measurements are applied with respect to the Company’s nonfinancial assets and liabilities measured on a nonrecurring basis, which consist primarily of asset retirement obligations. Nonrecurring fair value measurements are also applied, when applicable, to determine the fair value of the Company’s long-lived assets. The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments; and therefore, the Company has designated this liability as Level 3. The inflation rate represents the increase in the price of consumer products over a period of time and is used to calculate the future cash flow from the abandonment activity. The discount rate is the interest rate used in discounted cash flow analysis to determine the present value of future cash flows. The discount rate is determined based on the credit-adjusted risk-free rate (i.e., cost of borrowing). The decommissioning costs are the cost to abandon the pipeline assets and is calculated based on engineering estimated cost of disposal activities. The fair value of the asset retirement obligation liability is calculated by discounting future cash flows from the abandonment activity at the current credit-adjusted risk-free rate.
Concentration of Credit and Other Risks
All of the Company’s revenues and receivables are from a related party. Although collection of these receivables could be influenced by economic factors affecting the oil and gas industry, management believes the risk of significant loss to be remote.
Development and production of crude oil in the service area of the pipeline are subject to, among other factors, prices of crude oil and federal and state energy policy, none of which are within the Company’s control.
The Company has concentrated credit risk for cash by maintaining deposits in a major bank, which may at times exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation (FDIC). The Company monitors the financial health of the bank and has not experienced any losses in such accounts and believes the Company is not exposed to any significant credit risk. As of December 31, 2016, the Company had $8,147 in cash and cash equivalents less than FDIC limits.

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATMENTS (CONTINUED)

Comprehensive Income
The Company has not reported comprehensive income due to the absence of items of other comprehensive income in the periods presented.
Recent Accounting Pronouncements
In May 2014 the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new standard converged guidance on recognizing revenues in contracts with customers under accounting principles generally accepted in the United States and International Financial Reporting Standards. In August 2015, the FASB affirmed its earlier proposal to defer the effective date of the new revenue standard topic 606, “Revenue from Contracts with Customers,” for private entities by one year, to annual reporting periods beginning after December 15, 2018. However, the Company will elect to early adopt the standard in January 2018 to align with SHLX. The Company is currently evaluating the effect that adopting this new standard will have on our consolidated financial statements and related disclosures.
In February 2016, the FASB issued accounting standards update to topic 842, “Leases”, which requires lessees to recognize assets and liabilities for leases with lease terms greater than twelve months in the statement of financial position. This update also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. This provision is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect that adopting this new standard will have on our consolidated financial statements and related disclosures.
From March through May 2016, FASB issued accounting standard updates for the new revenue standard topic 606 “Revenue from Contracts with Customers” to clarify or amend several aspects of topics 606 including: A; the implementation guidance on principal versus agent considerations, B; identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas, and C; Assessing the Collectability Criterion, Presentation of Sales Taxes and, Other Similar Taxes Collected from Customers, Noncash Consideration, Contract Modifications at Transition and Completed Contracts at Transition. The Company is currently evaluating the effects these new standards will have on our consolidated financial statements and related disclosures.
3. Property, Plant, and Equipment

Property, plant, and equipment consisted of the following at:

December 31, 2016
Line pipe, equipment and other pipeline assets	$76,471,942
Pipeline fill	2,305,404
Rights-of-way	448,476
Office, communication and data handling equipment	223,886
Construction work-in-process	21,174
Asset retirement cost	4,140,472
Total property, plant and equipment	$83,611,354

Accumulated depreciation	(77,017,844)
Total property, plant and equipment, net	$6,593,510
4. Asset Retirement Obligation
Asset retirement obligation consisted of the following for the year ended:

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATMENTS (CONTINUED)

December 31, 2016
Beginning balance of ARO	$3,892,408
Revision to estimated cash flows	994,078
Accretion expense	83,677
Ending balance of ARO	$4,970,163
The change in 2016 ARO was due to an increase of the decommissioning cost from $3.5 million to $5.8 million and the increase of the discount rate from 1.89% to 5.657%. The fair value measurement of the ARO was performed in October 2016 due to the increase of the market labor rates, the estimated days to complete the abandonment activities and the future market risk. ARO fair value change was effective on November 1, 2016.
5. Transactions With Related Parties

At December 31, 2016, the Company had affiliate receivables of $3,216,436 relating to transportation services. Purchases were based on posted market prices. Sales were based on posted market prices, plus contract transportation fees. All such transactions were within the ordinary course of business and were invoiced and settled monthly. At December 31, 2016, the Company had a receivable balance of $470 relating to non-transportation services from the Operator. These receivables occurred as a result of project or order settlements between the Company and the Operator and were offset against amounts owed to the Operator.
The Company has no employees, and relies on the Operator to provide personnel to perform daily operating and administrative duties on behalf of the Company. The Operator is wholly owned by SOPUS. Accordingly, in accordance with the terms of the Operating Agreement, the Operator charged the Company for expenses incurred on behalf of the Company in amounts aggregating $2,470,950 for 2016 which are included in “Operations” and “Maintenance” within the accompanying Statement of Income.
In addition, substantially all expenses incurred by the Company are paid by the Operator on the Company’s behalf. At December 31, 2016, the Company owed $130,464 to reimburse Shell Pipeline for these expenses. At December 31, 2016, the Company had a receivable balance of $350,000 from Shell Pipeline which is comprised of advance payments made by the Company to Shell Pipeline and owed to the Company for operating expenses. This balance is included in “Advance for operations due from related party” which is included in the accompanying Balance Sheet.
Employees who directly or indirectly support the Company’s operations participate in the pension, postretirement health and life insurance, and defined contribution benefit plans sponsored by Shell Oil, which includes other Shell Oil subsidiaries. The Company’s share of pension and postretirement health and life insurance costs for December 31, 2016 was $145,432. The Company’s share of defined contribution plan costs for the same periods was $57,834. Pension and defined contribution benefit plan expenses were included in “General and Administrative expenses” in the Statement of Income.
6. Leases

Effective May 12, 1999, the Company entered into an agreement to lease usage of offshore platform space located at Main Pass 289C from Apache Corporation. The agreement will continue to be in effect until the continued operation of platform “C” as a production and/or processing structure becomes uneconomic to Apache Corporation. The agreement is considered an operating lease and requires minimum lease payments of $87,900 per annum.
Effective January 2012, the Company entered into an offshore tie-in agreement with BP America Production Company (BP) as successor in interest to Vastar Resources, Inc., and OXY USA Inc (Producers). The Company consents to producers installing the tie-in connection facilities and tying into Odyssey pipelines. In this agreement, the Company, on behalf of the producers, is caused to be provided the necessary surface and riser at MP289C for the Lateral’s pig receiver, riser, and other related facilities. Producers are responsible for the annual payment associated with utilization of platform space at MP289C, not to exceed $120,000. The Company pays for the difference between the required annual payments and $120,000 to BP, the operator, who then pays the lease fee to MP289C platform owner. The agreement will continue to be in effect for the life of the crude petroleum reserves of the producing properties or until the occurrence of either of the following: (a) the parties mutually agree

Exhibit 99.2

ODYSSEY PIPELINE COMPANY LLC
NOTES TO FINANCIAL STATMENTS (CONTINUED)

to terminate the agreement; (b) the agreement is terminated due to the quality issue of crude oil or (c) the pipelines permanently cease operations.
Total lease expense for the year ended December 31, 2016 was $236,935. Lease expense is included in “Operations” expense on the Statement of Income. All lease agreements that were entered into are classified as operating leases. As of December 31, 2016, future minimum payments related to these leases were estimated to be:

2017	$242,646
2018	248,576
2019	254,733
2020	261,126
2021	267,763
Total future minimum lease payments	$1,274,844

7. Commitments and Contingencies

In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position, results of operations, or cash flow of the Company.
8. Subsequent Events

The Company has evaluated subsequent events that occurred after December 31, 2016 through February 22, 2017, which is the date the financial statements were available to be issued. Any material subsequent events that occurred during this time have been properly disclosed in the financial statements.